Crewmen Dispatch Contract
(“Xing Gang Dredging 3”)

(Unofficial Translation)

Party A:           Fujian Haiyi International Shipping Service Agency Co., Ltd.
Party B:           Fujian Xing Gang Shipping Service Co., Ltd.

Party A and Party B, after friendly consultation based on the principles of equality and mutual benefit, have reached the agreement regarding the matter of Party A dispatching crewmen to work at relevant posts on Party B’s dredging engineering boat “Xing Gang Dredging 3” and set forth the following provisions to be adhered to by both:

Article I           Generals

1.            The term “dispatched crewmen” used herein means those crewmen who are dispatched by Party A, pursuant to the provisions herein, to work at relevant posts on Party B’s dredging engineering boat “Xing Gang Dredging 3”; see attachment for the list of dispatched crewmen.

2.            The two parties agree that the monthly crewmen dispatch fee is RMB Seven-Nine Thousand Five Hundred Yuan (¥79,500.00).  Party B must pay the crewmen dispatch fee to Party A at the end of each quarter.  If a period is less than a month, the fee for the period is calculated on the basis of one month.
The said labor dispatch fee includes all the fees and expenses such as the dispatched crewmen’s salaries, all benefits and insurances (including but not limited to pensions insurance, unemployment insurance, medical insurance, family planning insurance, injury insurance, housing fund and commercial insurance) and bonuses.

3.	Term of the contract
This contract becomes effective on April 21, 2008 and terminates on April 20, 2011.

Article II           Party A’s Rights and Obligations

4.	Party A has the following obligations:
4.1         Recommend the crewmen candidates in accordance with the provisions of this contract.
Educate the dispatched crewmen on the compliance with the State laws, statutes and regulations; educate the dispatched crewmen on the compliance with Party B’s rules and policies, on maintaining confidentiality of commercial secrets and on safeguarding Party B’s legitimate rights and interests.

4.2         Ensure that the dispatched crewmen have the qualifications and skills required of their respective posts and possess valid and complete employment qualification documents, including but not limited to crewmen service books, maritime crewmen professional training certificates and maritime crewmen service competency certificates.
4.3         Party B must notify Party A in writing, three business days in advance, of the boarding time and boarding location for the crewmen dispatched by Party A.  Party A must ensure that all the dispatched crewmen will report for duty at the time and location specified by Party B.
If there is any factor on Party B’s part that causes a waiting period of more than half a month before the dispatched crewmen can be aboard, Party B must still pay the same amount salaries to Party A; if the waiting period exceeds a month, Party A has the right to terminate this contract.
4.4         After the dispatched crewmen have passed assessment and been assigned by Party B, Party A shall not issue command at will to and replace them.  Party A must ensure that Party B has the absolute leadership authority over the dispatched crewmen.  During the term of the contract, the dispatched crewmen must follow the operation arrangement from Party B’s safety and shipping service scheduling department.
4.5         Party A will pay salaries and bonuses to the dispatched crewmen, withhold and pay on their behalf personal income taxes and make payment for them of all the State mandated insurances, including but not limited to pensions insurance, unemployment insurance, medical insurance, family planning insurance, injury insurance, housing fund and commercial insurance.

5.	Party A has the following rights:
5.1         Party A has the right to receive the crewmen dispatch fee pursuant to the provisions herein;
5.2         Upon the occurrence of any of the following during the term of this contract, Party A can request to dissolve the crewmen dispatch relationship with Party B without any liabilities; but such request must be sent to Party B in writing 30 days in advance:
(1)         Party B violates the State laws and statues and the relevant provisions herein;
(2)         Party B’s actions violate the dispatched crewmen’s legitimate rights and interests;
(3)         Party B refuses to pay the crewmen dispatch fee or Party B’s payment of such fee is a month past due.

Article III           Party B’s Rights and Obligations

6.	Party B has the following rights:
6.1         Party B has the right to conduct assessment on the crewmen dispatched by Party A.
If the dispatched crewmen do not have the qualifications or skills required of their respective posts, Party B has the right to demand Party A to replace them and Party A shall not refuse such demand.  Party A must bear corresponding responsibility if the dispatched crewmen’s lack of qualifications or skills causes any loss to Party B.

6.2         Party B has the right to require the dispatched crewmen to comply with all the rules and policies formulated in accordance with the relevant State laws and policies and follow Party B’s production and operation arrangements.
6.3         If the dispatched crewmen engage in any of the following during the term of the contract, Party B has the right, upon Party A’s acknowledgement, to send them back to Party A without any liability for breach:
(1)         Violation of Party B’s work disciplines or rules and regulations, and after criticism and education, failure to make any correction or rectification;
(2)         Negligence of duties, resulting in serious loss or damage to Party B’s interests;
(3)         Violation of law and statutes or being the subject of criminal legal proceedings;
(4)         Inability to perform original work duties after treatment period for illness or work-related injury and inability, or refusal, to perform other work assigned by Party A;
If the dispatched crewmen seriously violate Party B’s legitimate rules and regulations (this provision should be made known to the dispatched crewmen and Party A) and there is solid evidence of such violation, Party B may submit report in writing to Party A and, upon Party A’s acknowledgement, terminate the said crewmen’s dispatch.   In the meantime, Party A must dispatch replacement crewmen.
6.4         Party B has the right to submit written opinion on, and negotiate with regard to, the behavior that violates the relevant provisions of this contract.  Party A must respond to Party B in writing within 10 business days upon receiving the written opinion from Party B.

7.	Party B has the following obligations:
7.1         Manage the dispatched crewmen in such areas as their posts’ duties and responsibilities and labor discipline and provide them with relevant training;
7.2         Provide to the dispatched crewmen working environment and labor conditions that are in compliance with the provisions of the State’s “Labor Law”;
7.3         Pay the crewmen dispatch fee in accordance with the provisions of this contract;
If Party B fails to pay the crewmen dispatch fee on time pursuant to the provisions of this contract, Party B must pay a breach penalty at the daily rate of 0.1% of the total of the unpaid or past due crewmen dispatch fee; but the cumulative total of such breach penalty shall not exceed 5% of the total crewmen dispatch fee for the corresponding period.
7.4         Ensure that the dispatched crewmen have all the rights and interests provided by the State’s “Labor Law” during the term of service and assume the obligations and responsibilities provided by the State’s “Labor Law”;
7.5         Shall not suspend or terminate those dispatched crewmen while they are in pregnancy, labor or nursing periods and in the required treatment period for illness or injury; pay to Party A the corresponding expenses for those dispatched crewmen who suffer work-related injury or contract occupational disease and, upon verification, have lost, or partially lost, their ability to work and who suffer work-related death in accordance with the relevant provisions of the “Labor Law”;

7.6         Supervise in the processing of relevant legal work documents for the dispatch crewmen required for the term of service and educate them on the adherence of disciplines and compliance of law;
7.7         Notify Party A fifteen business days in advance in the event of relocation of work location due to business need; notify Party A two business days in advance in the event of any change of contact telephone number, fax number or bank account number;
7.8         Follow strictly the specification of the assignment posts stipulated in the contract; consult with Party A on any need to change the posts for the dispatched crewmen and bear all consequences resulting from changing the posts of the dispatched crewmen without prior consultation with Party A.
7.9         Party A and Party B must be responsible for handling the cases of work-related injuries and accidental death suffered by the dispatched crewmen in accordance with the relevant State regulations, with Party B bearing the corresponding expenses.

Article IV           Dispute and Arbitration

8.           Any dispute arising from performance of, or in connection with, this contract must be settled through consultation; if such consultation fails, either party may submit the dispute to the legal proceedings at the people’s court in Fuzhou City.

Article V           Others

9.           Other matters not covered herein must be settled by Party A and Party B through consultation or be provided in supplemental agreement formulated in accordance with relevant provisions of the State law, statutes and regulations.

10.         If any content herein conflicts with the State law or policies, or is inconsistent due to the changes of the law and policies, the provisions of the law or such policies shall prevail.

11.         All attachments hereto are the component parts hereto and have the same legal effect.

12.         The contract becomes effective on the date it is signed and imprinted with the seals by both parties.

13.         This contract is in duplicates, with one to each party, and both have the same legal effect.

Signature (Seal) of Party A’s representative:
/s/ HUANG Jian
/seal/ (seal visible but not legible)
Date: April 21, 2008

Signature (Seal) of Party B’s representative:
/s/ LIN Qing
/seal/ (seal visible but not legible)
Date: April 21, 2008

Attachment: List of Dispatched Crewmen
Post	Number
Cook	1
Seaman	9
Mechanic	5
Total	15